                                                                    Exhibit 10.5
                               AMENDING AGREEMENT

Dated effective as of February 19, 1998 between


GULF CANADA RESOURCES LIMITED
(hereinafter the "Corporation")

                                                               OF THE FIRST PART

                                     - and -

RICHARD H. AUCHINLECK
(hereinafter called the "Executive")

                                                              OF THE SECOND PART

         WHEREAS the parties desire to amend the Executive Employment Contract dated as of February 7, 1996 to reflect the changes to such contract deriving from the relocation of the Executive to the Corporation's executive offices in Denver, Colorado;

         WHEREAS the Compensation Committee of the Board of the Corporation recommended amendment to this agreement at a meeting on February 19, 1998;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of $1, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Section 2.6(c)(6) is amended by changing "one (1) year" to "two (2) years".

2.       The following is added as Section 2.9 to the Executive Employment
         Contract:

2.9          Certain Additional Payments by the Company

             In the event the Executive receives a payment or distribution pursuant to Section 2.6(c) which is determined to be an "excess parachute payment" within the meaning of Sections 4999 and 280G of the Internal Revenue Code (the "Code") and subject to tax under Code Section 4999 ("Excess Parachute Tax"), the following provisions shall apply:

    (a) Notwithstanding anything in this Agreement, if (A) the Company makes a payment or distribution to or for the benefit of the Executive pursuant to Section 2.6(c) (a "Payment"), and (B) the Payment is determined under the procedures provided in
             Section 2.9(b) to be an "excess parachute payment" within the meaning of Code Sections 4999 and 280G, subject to the Parachute Tax to any extent, the Executive shall be entitled to receive an additional payment ("the Gross-up Payment"). The Gross-up Payment shall be in an amount such that after payment by the Executive of the Excess Parachute Tax (including any interest or penalties imposed with respect to such tax) on the Payment, and all federal, state and local income taxes, employment taxes and Excess Parachute Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-up Payment, the Executive retains an amount equal to the Payment that the Executive would have had if the Payment had not given rise to any Excess Parachute Tax.

    (b) Subject to the provisions of Section 2.9(c), all determinations of amounts required to be made under this
             Section 2.9, including whether and when a Gross-up Payment is required, shall be made by the Company's external auditors (the "Accounting Firm"). The parties shall direct that within 15 days of a request the Accounting Firm shall provide a written opinion setting forth its detailed supporting calculations to both the Company and the Executive. If payment is due to the Executive, the Company shall make such payment within five days of the delivery of the Accounting Firm's written opinion. The Accounting Firm's opinion shall be binding on the parties. The Accounting Firm's fees shall be paid by the Company.

    (c) The Executive shall timely notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. The Executive's notification shall include a statement of the nature of the claim and the date on which such claim is requested to be paid. The Executive shall not pay the claim until it receives written notification from the Company stating whether the Company desires to contest such claim. Written notice of the Company's proposed course of action with respect to the claim shall be given no later than 5 days prior to the date on which the claim is requested to be paid. If the Company notifies the Executive that it desires to contest such claim, the Executive shall cooperate with the Company in good faith in order to effectively contest such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excess Parachute Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive (the "Gross-up Payment Advance"). The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable, and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

    (d)      As a result of the uncertainty in the application of Code
             Section 4999 at the time of the initial determination by the Accounting Firm, it is possible that the Gross-up Payment may be under or over paid. In the event the Company exhausts its remedies pursuant to Section 2.9(c) and the Executive is required to make a payment of any Excess Parachute Tax in excess of the Gross-up Payment, (an "Underpayment"), the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If, after the Executive receives either a Gross-up Payment or a Gross-up Payment Advance, the Executive becomes entitled to receive any refund with respect to such Gross-up Payment or Gross-up Payment Advance, (an "Overpayment"), the Executive shall promptly pay to the Company the amount of the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto).

3. Schedule "A" is deleted in its entirety and is replaced by Schedule "A-1", a copy of which is attached hereto.

4. Section 2.1 of the Executive Employment Contract is amended by deleting the words "by the Chief Executive Officer and" in the second lines of subsections (a) and subsections (b). Section 2.1(b) is further amended by deleting the words "Senior Vice-President, Exploration and International" and replacing it with "Chief Executive Officer".

In Witness Whereof the parties hereto have duly executed and delivered this Amending Agreement.


                                             GULF CANADA RESOURCES LIMITED


                                             ___________________________________


                                             ___________________________________



_____________________________________        ___________________________________
Witness                                              RICHARD H. AUCHINLECK

                                 Schedule "A-1"

                         BENEFITS PROVIDED TO EXECUTIVES

GROUP LIFE INSURANCE

Plan provides basic coverage equal to two times annual salary to a maximum of $750,000. This is 100% Corporation paid and is in addition to the personal life insurance referred to in section 2.4 of the Employment Agreement.

Voluntary insurance and dependent insurance are also available and all premiums are paid by the employee.

ACCIDENTAL DEATH AND DISMEMBERMENT

Canadian based executives:

Plan provides coverage of three times annual salary in the event of accidental death to a maximum of $500,000. Lesser amounts are paid for loss of limb, etc. Premiums are 100% Corporation paid.

U.S. based executives:

Plan provides coverage of two times salary in the event of accidental death to a maximum of $750,000. Lesser amounts are paid for loss of limb, etc. Premiums are 100% Corporation paid.


SICK LEAVE

Depending on your years of service, the Corporation pays up to 26 weeks at full pay and 26 weeks at two-thirds pay.

LONG TERM DISABILITY

Canadian based executives:

Plan provides coverage of two-thirds of salary to a maximum benefit of $6,000 per month. Premiums are cost shared with the Corporation paying 2/3 and the employee paying 1/3.

U.S. based executives:

Plan provides coverage of 60% of salary to a maximum benefit of $10,000 per month. Premiums are cost shared with the Corporation paying 2/3 and the employee paying 1/3.

PROVINCIAL HEALTH CARE

For Canadian based employees the Corporation will pay 50% of the premiums for health care in any province where premiums are charged.

HEALTH CARE BENEFIT

Canadian based executives:

The plan provides 100% coverage for semi-private hospital rooms and 85% coverage for most other health services including generic prescription drugs, physiotherapy, and para-medical practitioners. An annual $25 deductible applies to most services and premiums are shared between the Corporation and the employee.

U.S. based executives:

The plan provides 100% coverage for all medical services including doctor's appointments, hospital rooms, generic prescription drugs, physiotherapy, and para-medical practitioners. A co-payment by the employee is required for most services. Premiums are shared with the Corporation paying the full cost of an HMO plan for the employee and 50% of all costs for dependents. Employees pay the cost difference for a more comprehensive plan (i.e. POS or Indemnity) and 50% of the cost for dependents.

VISION CARE

Canadian based executives:

Plan covers 85% of the cost for glasses/contact lenses to a maximum of $175 plus 85% of the cost of an eye exam per person every two calendar years. Corporation pays 100% of the premiums.

U.S. based executives:

Plan covers 100% of the cost of glasses/contact lenses and eye exams per person once per calendar year. Employees pay a $20 co-payment and the Corporation pays 100% of the premiums.

DENTAL PLAN

Canadian based executives:

Plan pays 80% of routine dental care and 50% of major dental care to a maximum of $1,500 per person per calendar year. Orthodontic coverage is provided for children under 18 and is paid at 50% of the cost to an annual maximum of $1,500 and a lifetime maximum of $5,000. The Corporation pays 100% of the premiums.

U.S. based executives:

Plan pays 80% of routine dental care and 50% of major dental care to a maximum of $1,500 per person per calendar year. Orthodontic coverage is provided for children under 18 and is paid at

50% of the cost with a lifetime maximum of $2,000. The Corporation pays 100% of the premiums.


HEALTH SPENDING ACCOUNT

To assist with medical/dental expenses not covered by the above plans, an annual amount of $800 will be provided by the Corporation. This money can be used to pay for deductibles and co-payments on an after tax basis if left in the account or can be taken as cash and added to the semi-monthly pay. U.S. employees may top up this amount from their own earnings if they wish.


SAVINGS ALLOWANCE

A payment of 4.5% of base salary is made to all executives. In Canada this is added to semi-monthly pay and in the U.S. it is contributed to the 401(k) plan to the maximum amount allowed, with any excess added to semi-monthly pay.


PENSION PLAN

Any employee with service as an executive prior to January 1, 1996 has pension accrued under the Executive Pension Plan and Superannuation Plan. Service in these plans has been frozen and the resulting pension will be calculated based on earnings at the time of termination/retirement.

For service after January 1, 1996 all employees participate in a defined contribution pension plan. No employee contributions are allowed and the Corporation's contribution is based on years of plan membership. Contributions are made monthly to the registered plan to the maximum amount allowed under legislation and the employee directs the investment of these funds. If the annual contribution exceeds the amount allowed by legislation, the excess is added to semi-monthly pay.


PARKING

Executives are eligible for parking for one vehicle at the Corporation's office.


LUNCHEON CLUB

Executives may join a luncheon club with the Corporation paying annual dues and assessments. Luncheon club memberships are taken in the Corporation's name so they may be reassigned to other individuals in the event the executive retires or leaves the Corporation.

PERQUISITE ALLOWANCE

In addition to regular salary, the Corporation will pay a perquisite allowance of $15,000 per year. These funds are to be used at the discretion of the employee.


OUTPLACEMENT COUNSELING

If severance is payable under section 2.6(c) of the Employment Agreement, the Corporation shall provide outplacement counseling services to a maximum value of $20,000 or cash, in lieu thereof, of $20,000.